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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549



                            FORM 8-K


                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934



                        January 27, 1994
                (Date of earliest event reported)



                  Continental Bank Corporation
     (Exact name of registrant as specified in its charter)



                             Delaware
         (State or other jurisdiction of incorporation)


        1-5872                           36-2664023
(Commission File Number)       (IRS Employer Identification No.)



      231 South LaSalle Street, Chicago, Illinois  60697
(Address of principal executive offices)              (Zip Code)



                         (312) 828-1614
(Registrant's telephone number, including area code)







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Item 5.   Other Events.

          Continental Bank Corporation, a Delaware corporation ("Continental" or the "registrant"), and BankAmerica Corporation, a Delaware corporation ("BankAmerica"), have entered into an Agreement and Plan of Merger, dated as of January 27, 1994 (the "Agreement"), pursuant to which Continental will be merged with and into BankAmerica in a transaction in which BankAmerica will be the surviving entity (such transaction, the "Merger").

          As a result of the Merger, each outstanding share of common stock of Continental (the "Common Stock") will be converted either all into common stock of BankAmerica or all into cash. To the extent BankAmerica stock is received, the Merger is expected to be tax free to the Continental shareholders, although such receipt of stock could become taxable under certain circumstances.
However, it is a condition to the Merger closing that counsel to Continental renders an opinion for Continental that the Merger qualifies as a tax free reorganization under the Internal Revenue Code, except for cash payments. Some of the basic terms of the Merger are summarized below and in the joint press release issued January 28, 1994 and attached hereto as Exhibit 99. The Agreement itself is attached hereto as Exhibit 2, and this summary is qualified in its entirety by reference to the full Agreement.

          The number of shares or fractions thereof of BankAmerica common stock to be issued in the Merger is subject to adjustment, pursuant to an exchange ratio contained in the Agreement. The final exchange ratio will be based on the average of the closing prices of BankAmerica common stock during the 10 consecutive days on which shares of BankAmerica common stock are traded on the New York Stock Exchange ending on the 10th calendar day immediately prior to the anticipated effective time of the Merger (the "Final BAC Stock Price"). Subject to the floor and ceiling on the Final BAC Stock Price discussed below, each share of Common Stock is, at the election of the holder, converted into either:

          (i)   BankAmerica common stock equal to .4158
                plus the ratio of $18.375 to the Final
                BAC Stock Price; or

          (ii)  cash equal to $18.375 plus the product
                of .4158 and the Final BAC Stock Price;

except that, so long as the Final BAC Stock Price does not exceed $55.84 per BankAmerica share and is not less than $36.16 per BankAmerica share and so long as the number of outstanding shares of Common Stock does not increase as a result of the exercise of employee stock options outstanding at the date of the Agreement, the amount of BankAmerica common shares to be issued in the Merger will remain the same (approximately 21.25 million shares). Such amount is herein referred to as the "Stock Amount." As of January 26, 1994, there were 51,103,022 shares of Common Stock outstanding, other than treasury shares.

          If the Final BAC Stock Price is in excess of $55.84, then the Stock Amount and the per share cash and stock consideration will decline so that the amount to be received (whether all in stock or all in cash) will be the same as if the Final BAC Stock Price had been equal to $55.84. If the Final BAC Stock Price is less than $36.16, Continental may terminate the Agreement unless:
(i) BankAmerica agrees to increase the number of common shares to be issued and to increase the Stock Amount and to increase the per share stock and cash consideration to be received in the Merger to an amount equal to the amounts which would have been received by the Continental common shareholders under the Agreement (whether all in stock or all in cash) if the Final BAC Stock Price had been equal to $36.16; and (ii) counsel to Continental renders an opinion for Continental that the merger qualifies as a tax free reorganization under the Internal Revenue Code, except for cash payments.

          Continental shareholders may elect, at their option, to receive cash in the Merger, or to receive BankAmerica common stock in the Merger or to make no election under the Agreement. The per share stock and cash amounts received per share of Common Stock will be equal in value to each other based on valuing the BankAmerica common stock at the Final BAC Stock Price. The aggregate amount of cash to be paid to Continental shareholders is fixed at approximately $939 million so long as the number of outstanding shares of Common Stock does not increase as a result of the exercise of employee stock options outstanding at the date of the Agreement. The Agreement provides for a random allocation procedure (as determined by Continental and BankAmerica) in the event of an oversubscription in respect of stock or cash. Fractional shares will not be issued but the value of such shares will be paid to the holders thereof in cash.

          The Agreement also provides for the termination of the Agreement by BankAmerica, in its sole discretion, during the 10 business day period beginning after the date of receipt by BankAmerica of certain Continental disclosure schedules in form and detail of presentation reasonably satisfactory to BankAmerica. In addition, the disclosure schedule receipt date also begins a 30 calendar day period (10 business days of which overlap the sole discretion termination period described in the preceding sentence) during which period BankAmerica may terminate the Agreement if BankAmerica identifies any circumstances which, in the reasonable judgment of BankAmerica's Board of Directors (including a committee thereof), acting in good faith and with due regard for principles of fair dealing, could: (i) materially and adversely impact the reasonably expected financial or business benefits to BankAmerica of the Merger; (ii) be inconsistent in any material and adverse respect with any of the representations and warranties of Continental contained in the Agreement; (iii) materially and adversely affect the business, operations, properties, financial condition, results of operations or prospects of Continental and its subsidiaries on a consolidated basis; or (iv) deviate materially and adversely from Continental's financial statements for the year or quarter ended December 31, 1993. The timing of such dates cannot be determined with certainty since the point-in-time that satisfactory disclosure schedules will be received by BankAmerica cannot presently be determined. In addition, under certain circumstances BankAmerica or Continental may terminate the Agreement, as specified therein.

          In addition, each share of the Continental's Adjustable Rate Preferred Stock, Series 1 and 2 (collectively, "Continental Preferred Stock") outstanding immediately prior to the effective time of the Merger (excluding shares held by dissenting holders of the Series 2 stock, if any, exercising appraisal rights) will be converted, respectively, into one share of Adjustable Rate Preferred Stock, Series 1 and 2, of BankAmerica the respective terms of which will be essentially the same as the correlative series of Continental Preferred Stock.

          As a result of the Merger and upon effectiveness of the Merger, all shares of Continental's Common Stock and Preferred Stock will be delisted from the New York Stock Exchange, will not be listed on any national securities exchange or quoted in any inter-dealer quotation system, and will be eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, and the holders of Continental's Common and Preferred Stock will become stockholders of BankAmerica to the extent they receive BankAmerica stock in the Merger.

          Concurrently with the execution and delivery of the Merger Agreement, Continental has entered into a Stock Option Agreement (the "Stock Option Agreement") with BankAmerica pursuant to which Continental has granted to BankAmerica an option to purchase up to 10,169,000 shares of the Common Stock at a price of $37.50 per share. BankAmerica or any other holder or holders of the stock option (collectively, the "Holder") may exercise the stock option, in whole or in part, subject to regulatory approval, at any time within 30 days (subject to extension as provided in the Stock Option Agreement) after both an "Initial Triggering Event" (as defined in the Stock Option Agreement) and a "Subsequent Triggering Event" occurring prior to termination of the stock option. "Subsequent Triggering Event" is defined as either: (A) the acquisition by any person or group of beneficial ownership of 20% or more of the then outstanding Common Stock, or (B) Continental or any Continental subsidiary, without BankAmerica's prior written consent, entering into an agreement with any person or group (other than BankAmerica or any BankAmerica subsidiary) to engage in, or Continental's Board of Directors recommending that Continental's stockholders approve or accept (other than as contemplated by the Agreement), any (x) merger or consolidation, or similar transaction, involving Continental or any significant Continental subsidiary, (y) purchase, lease or other acquisition representing 15% or more of the consolidated assets of Continental or any significant Continental subsidiary, or (z) purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Continental or any significant Continental subsidiary.

          The Stock Option Agreement also provides that BankAmerica has the right, in certain circumstances, to require Continental to repurchase the option and any shares acquired by exercise of the option, and that BankAmerica has the right to require Continental to register the Common Stock acquired by or issuable upon exercise of the option under the Securities Act of 1933, as amended. In addition, if Continental enters into an alternative transaction with a third party within 18 months after the termination of the Agreement, it would be obligated under certain circumstances to pay BankAmerica the greater of $60 million or 3% of the transaction's value.

          The closing of the Merger is subject to the satisfaction of certain conditions, including the approval of the transaction by the holders of a majority of the outstanding shares of Common Stock and the obtaining of certain regulatory approvals. While the precise time of the Merger closing cannot be determined with certainty, the parties presently anticipate that (assuming the normal approval process is not impeded) the closing will take place in the third quarter of 1994.

          In connection with the Agreement and the Stock Option Agreement, Continental has amended its Rights Agreement, dated as of July 22, 1991 (the "Rights Agreement"), between Continental and Continental Bank, National Association, as Rights Agent (such amendment, the "Rights Agreement Amendment"), to exempt the Agreement and the Stock Option Agreement and the transactions contemplated thereby from the application of the Rights Agreement.

          The Agreement, the Stock Option Agreement, the Rights Agreement Amendment and the joint press release of BankAmerica and Continental are attached as exhibits to this report and are incorporated herein by reference. The foregoing summaries of the Merger Agreement, the Stock Option Agreement and the Rights Agreement Amendment do not purport to be complete and are qualified in their entirety by reference to such exhibits.

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Item 7.   Financial Statements, Pro Forma Financial Statements and
          Exhibits.

          The following exhibits are filed with this report:

Exhibit Number                          Description

     2 Agreement and Plan of Merger, dated as of January 27, 1994, between the registrant and BankAmerica
                            Corporation.

     4 Amendment, dated as of January 27, 1994, to the Rights Agreement, dated as of July 22, 1991, between the registrant and Continental Bank, National Association.

     10                     Stock Option Agreement, dated as of
                            January 27, 1994, between the
                            registrant and BankAmerica
                            Corporation, as Rights Agent.

     99                     Joint Press Release of the registrant
                            and BankAmerica Corporation issued
                            January 28, 1994, regarding the
                            Merger.

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                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   CONTINENTAL BANK CORPORATION


                                   By: /s/ John J. Higgins
                                      _________________________

Dated:  February 7, 1994